Exhibit 99.1

Marathon Petroleum Reports First-Quarter 2012 Results

•	Strong quarterly performance driven by wider crack spreads and crude oil differentials

•	Merchandise margins grow period-over-period in Speedway retail segment

•	$850 million accelerated share repurchase program being executed as part of $2 billion authorization

•	Strategic evaluation of alternatives for midstream assets progressing

•	88 GasAmerica stores to be acquired in Indiana and Ohio

•	Detroit Heavy Oil Upgrade Project on budget and on schedule

FINDLAY, Ohio, May 1, 2012 – Marathon Petroleum Corporation (NYSE:MPC) today reported first quarter net income of $596 million, or $1.70 per diluted share, compared with net income of $529 million, or $1.48 per diluted share, in the first quarter of 2011.

	Three Months Ended
	March 31
(In millions, except per–diluted-share data)	2012	2011
Net income	$596	$529

Net income – per diluted share	$1.70	$1.48
Weighted average shares – diluted(a)	350	358
Revenues and other income	$20,275	$17,871

(a)	For comparative purposes, it has been assumed that the shares outstanding as of the June 30, 2011, spinoff date were also outstanding for the three months ended March 31, 2011.

“Our first-quarter results reflect excellent performance by our Refining & Marketing segment as well as solid earnings contributions from our Speedway and Pipeline Transportation businesses,” said MPC President and Chief Executive Officer Gary R. Heminger. He attributed the strong Refining & Marketing segment results to the company’s ability to capture value from changing market dynamics and acquire price-advantaged crude oil and feedstocks. “Our operational flexibility and efficiency, coupled with the location of our processing capacity, allowed us to take advantage of changing crude differentials in the quarter,” Heminger stated.

Heminger pointed to MPC’s Speedway convenience store subsidiary as another strong contributor during the first quarter, noting that the retail segment had increased its volumes and margins in both fuels and merchandise sales.

Also during the first quarter, the company commenced the $2 billion share repurchase program authorized by its board of directors in January. “We have received a majority of the shares from our $850 million accelerated share repurchase program, and expect to complete this initial tranche in the coming months,” Heminger said. “This is a significant component of our plans to return capital to shareholders as we continue to pursue our balanced and disciplined approach to capital allocation.”

Heminger noted that other MPC initiatives to enhance value are also well under way. “Our separate announcement earlier today, providing an update on the status of our evaluation of strategic alternatives relative to our midstream assets, further demonstrates our commitment to pursuing opportunities to create near- and long-term value for our shareholders,” he said. “On the retail side, we are moving forward with Speedway’s acquisition of 88 GasAmerica convenience stores, which is expected to be finalized in the second quarter, solidifying our presence along major transportation corridors in Ohio and Indiana. The Speedway team continues to operate very well, and we expect they will generate solid value with these new assets. Our Detroit Heavy Oil Upgrade Project, which is designed to lower feedstock costs and capture value from crude oil differentials, is on budget and on schedule for completion in the third quarter. At the same time, we are working to enhance our infrastructure to be able to move crude oil and feedstocks from the Utica Shale play to our Canton and Catlettsburg refineries.”

Segment Results

Total income from operations was $956 million in the first quarter of 2012, compared with $819 million in the first quarter of 2011.

	Three Months Ended
	March 31
(In millions)	2012	2011
Income from Operations by Segment
Refining & Marketing	$943	$802
Speedway	50	33
Pipeline Transportation	42	51
Items not allocated to segments	(79)	(67)

Income from operations	$956	$819

Refining & Marketing

Refining & Marketing segment income from operations was $943 million in the first quarter of 2012, compared with $802 million in the first quarter of 2011. The $141 million increase was primarily the result of a higher Refining & Marketing gross margin, which increased to $8.36 per barrel in the first quarter of 2012 from $6.73 per barrel in the first quarter of 2011. The primary factors contributing to the increase in the gross margin were higher U.S. Gulf Coast crack spreads and favorable crude oil acquisition costs resulting from a wider differential between West Texas Intermediate and Light Louisiana Sweet crude oils. Refining & Marketing crude oil capacity utilization was lower in the first quarter of 2012; however, total throughputs were relatively unchanged.

As of March 31, 2012, the Detroit Heavy Oil Upgrade Project was 92 percent complete and remains on budget and on schedule for an expected construction completion in the third quarter of 2012. Immediately following, there will be a 70-day turnaround with the expanded refinery anticipated to be online by year-end.

	Three Months Ended
	March 31
(mbpd = thousand barrels per day)	2012	2011
Key Refining & Marketing Statistics
Refinery throughputs (mbpd)
Crude oil refined	1,146	1,114
Other charge & blendstocks	174	207

Total	1,320	1,321
Refined product sales volume (mbpd)(a)	1,532	1,541
Refining & Marketing gross margin ($/barrel)(b)	$8.36	$6.73
(a)	Includes intersegment sales
(b)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation and amortization, divided by Refining & Marketing segment refined product sales volume.

Speedway

Speedway segment income from operations was $50 million in the first quarter of 2012, compared with $33 million in the first quarter of 2011. The $17 million increase was primarily the result of a higher merchandise gross margin. Speedway same-store merchandise sales increased 2 percent in the first quarter of 2012, compared with an increase of 1.7 percent in the first quarter of 2011.

Speedway gasoline and distillate gross margin per gallon averaged 10.96 cents in the first quarter of 2012, compared with 10.64 cents in the first quarter of 2011. Same-store gasoline sales volume at Speedway decreased 1.1 percent in the first quarter of 2012, compared with a decrease of 0.2 percent in the first quarter of 2011.

	Three Months Ended
	March 31
	2012	2011
Key Speedway Statistics
Gasoline and distillates sales (million gallons)	706	693
Gasoline and distillates gross margin ($/gallon)(a)	$0.1096	$0.1064
Merchandise sales (in millions)	$695	$663
Merchandise gross margin (in millions)	$179	$158
Convenience stores at period end	1,370	1,353
Same-store gasoline sales volume (period over period)	-1.1%	-0.2%
Same-store merchandise sales (period over period)	2.0%	1.7%
(a)	The price paid by consumers less the cost of refined products, including transportation and consumer excise taxes, and the cost of bankcard processing fees, divided by gasoline and distillates sales volume.

Pipeline Transportation

Pipeline Transportation segment income from operations of $42 million in the first quarter of 2012 was $9 million lower than the first quarter of 2011. The decrease was primarily due to a decrease in pipeline affiliate income.

	Three Months Ended
	March 31
	2012	2011
Key Pipeline Transportation Statistics
Pipeline barrels handled (mbpd)(a)
Crude oil trunk lines	1,121	1,174
Refined product trunk lines	917	972

Total	2,038	2,146

(a)	On owned common-carrier pipelines, excluding equity method investments.

Corporate Items

Corporate and other expenses increased $12 million in the first quarter of 2012 to $79 million, compared with the first quarter of 2011. The increase is primarily due to higher employee benefits, incentive compensation and information technology expenses, which are partially the result of additional costs associated with being a stand-alone public company.

Strong Financial Position and Liquidity

On March 31, 2012, the company had $2.2 billion in cash and cash equivalents, an unused $2 billion revolving credit agreement and a $1 billion unused trade receivables securitization facility. The company’s credit facilities and cash position should provide the company with significant flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders. As of March 31, 2012, the company’s strong financial position was further reflected by its debt-to-total-capital ratio of 26 percent.

Conference Call

At 10 a.m. EDT today, MPC will hold a webcast and conference call to discuss the earnings release and provide an update on company operations. Interested parties may listen to the conference call on MPC’s website at http://www.marathonpetroleum.com by clicking on the “2012 First-Quarter Financial Results” link. Replays of the conference call will be available on the company’s website through Wednesday, May 16. Financial information, including the earnings release and other investor-related material, will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

###

About Marathon Petroleum Corporation

MPC is the nation’s fifth-largest refiner, with a crude capacity of approximately 1.2 million barrels per calendar day in its six-refinery system. Marathon brand gasoline is sold through more than 5,000 independently owned retail outlets across 18 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s fourth largest convenience store chain, with approximately 1,370 convenience stores in seven states. MPC also owns, leases or has ownership interests in approximately 8,300 miles of pipeline. MPC’s fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company’s distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:

Pamela Beall (419) 429-5640

Beth Hunter (419) 421-2559

Media Contacts:

Angelia Graves (419) 421- 2703

Jamal Kheiry (419) 421-3312

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, MPC’s current expectations, estimates and projections concerning MPC business and operations. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include: further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; changes in governmental regulations; transportation logistics; the availability of materials and labor, delays in obtaining necessary third-party approvals, and other risks customary to construction projects; the reliability of processing units and other equipment; our ability to successfully implement growth opportunities; impacts from our repurchases of shares of MPC common stock under our stock repurchase program, including the timing and amounts of any common stock repurchases; the risk that the midstream asset evaluation may not result in the pursuit or consummation of any transaction; other risk factors inherent to our industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (the “SEC”). In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here or in MPC’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPC’s Form 10-K are available on the SEC website, at http://www.ir.marathonpetroleum.com or by contacting MPC’s Investor Relations Office.

	Three Months Ended
	March 31
(In millions, except per-share data)	2012	2011
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$20,264	$17,819
Sales to related parties	1	23
Income from equity method investments	2	9
Net gain on disposal of assets	2	1
Other income	6	19

Total revenues and other income	20,275	17,871
Costs and expenses:
Cost of revenues (excludes items below)	17,309	14,557
Purchases from related parties	63	785
Consumer excise taxes	1,380	1,209
Depreciation and amortization	230	216
Selling, general and administrative expenses	263	217
Other taxes	74	68

Total costs and expenses	19,319	17,052

Income from operations	956	819
Related party net interest and other financial income	—	17
Net interest and other financial income (costs)	(22)	(14)

Income before income taxes	934	822
Provision for income taxes	338	293

Net income	$596	$529

Per-share data
Basic:
Net income	$1.71	$1.49
Weighted average shares:(a)	348	356
Diluted:
Net income	$1.70	$1.48
Weighted average shares:(a)	350	358
Dividends paid	$0.25	$—

(a)	The number of weighted average shares for the three months ended March 31, 2012, reflects the impact of the share repurchase program. For comparative purposes, it has been assumed that the 356 million (basic) and 358 million (diluted) shares outstanding as of the June 30, 2011, spinoff date were also outstanding for the three months ended March 31, 2011.

Supplemental Statistics (Unaudited)

	Three Months Ended
	March 31
(Dollars in millions)	2012	2011
Income from Operations by Segment
Refining & Marketing	$943	$802
Speedway	50	33
Pipeline Transportation	42	51
Items not allocated to segments	(79)	(67)

Income from operations	956	819
Net interest and other financial income (costs)	(22)	3

Income before income taxes	934	822
Income tax provision	338	293

Net income	$596	$529

Capital Expenditures and Investments(a)
Refining & Marketing	$153	$156
Speedway	11	5
Pipeline Transportation	38	14
Corporate and Other(b)	38	29

Total	$240	$204

(a)	Capital expenditures include changes in capital accruals.
(b)	Includes capitalized interest.

Supplemental Statistics (Unaudited) (continued)

	Three Months Ended
	March 31
	2012	2011
MPC Consolidated Refined Product Sales
Volumes (thousands of barrels per day (mbpd))(a)	1,558	1,562
Refining & Marketing (R&M) Operating Statistics
Refinery throughputs (mbpd):
Crude oil refined	1,146	1,114
Other charge and blendstocks	174	207

Total	1,320	1,321
Crude oil capacity utilization (percent)(b)	96	98
Refined product yields (mbpd):
Gasoline	717	731
Distillates	397	408
Propane	25	24
Feedstocks and special products	130	116
Heavy fuel oil	15	21
Asphalt	54	49

Total	1,338	1,349
R&M refined product sales volume (mbpd)(c)	1,532	1,541
R&M gross margin ($/barrel)(d)	$8.36	$6.73
Direct operating costs in R&M gross margin ($/barrel)(e):
Planned turnaround and major maintenance	$1.05	$1.24
Depreciation and amortization	1.38	1.32
Other manufacturing(f)	3.16	3.54

Total	$5.59	$6.10
Speedway Operating Statistics
Convenience stores at period end	1,370	1,353
Gasoline and distillates sales (million gallons)	706	693
Gasoline and distillates gross margin ($/gallon)(g)	$0.1096	$0.1064
Merchandise sales (millions)	$695	$663
Merchandise gross margin (millions)	$179	$158
Pipeline Transportation Operating Statistics
Pipeline barrels handled (mbpd)(h):
Crude oil trunk lines	1,121	1,174
Refined product trunk lines	917	972

Total	2,038	2,146

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.
(b)	Based on calendar day capacity.
(c)	Includes intersegment sales.
(d)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation and amortization, divided by R&M segment refined product sales volume.
(e)	Per barrel of total refinery throughputs.
(f)	Includes utilities, labor, routine maintenance and other operating costs.
(g)	The price paid by consumers less the cost of refined products, including transportation and consumer excise taxes, and the cost of bankcard processing fees, divided by gasoline and distillates sales volume.
(h)	On owned common-carrier pipelines, excluding equity method investments.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA)

	Three Months Ended
	March 31
(Dollars in millions)	2012	2011
Segment EBITDA(a)
Refining & Marketing	$1,128	$981
Speedway	77	59
Pipeline Transportation	54	62

Total Segment EBITDA(a)	1,259	1,102
Total segment depreciation & amortization	(224)	(216)
Items not allocated to segments	(79)	(67)

Income from operations	956	819
Net interest and other financial income (costs)	(22)	3

Income before income taxes	934	822
Income tax provision	338	293

Net income	$596	$529

(a)	Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by management to assess our operating performance and also is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

Select Financial Data (Unaudited)

(Dollars in millions)	March 31, 2012	December 31, 2011
Cash and cash equivalents	$2,205	$3,079
Total debt(a)	3,321	3,307
Stockholders’ equity	9,216	9,505
Debt-to-total-capital ratio (percent)	26	26

Cash provided from operations (quarter-ended)	$347	$638

(a)	Includes long-term debt due within one year.